CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TRATS AS PRIVATE OR CONFIDENTIAL.

Exhibit 4.19.10

CONFORMED COPY	BOARD FILE NOS. LAA-8613J LAA-8640H

LAX

Van Nuys

City of Los Angeles

Karen Bass

Mayor

Board of Airport Commissioners

Karim Webb

President

Matthew M. Johnson

Vice President

Vanessa Aramayo

Courtney La Bau

Victor Narro

Nicholas P. Roxborough

Valeria C. Velasco

John Ackerman

Chief Executive Officer

RESOLUTION NO. 28175

WHEREAS, on recommendation of Management, there were presented for approval, Tenth Amendment to Concession Agreement LAA-8613 and Eighth Amendment to Concession Agreement LAA-8640, both with URW Airports, LLC, to extend their respective terms by four (4) years, require improvements in the amount of $11,000,000 prior to June 2028, and stabilize the Minimum Annual Guarantee rent; and

WHEREAS, URW Airports, LLC (URW) has managed concessions in Terminals 1, 2, 3, 6, and the Tom Bradley International Terminal since 2012. Passenger demographics in several terminals have since changed due to airline relocations, and post-pandemic passenger traffic levels have declined overall. In addition, inflationary pressures, including goods and labor costs have grown much more rapidly than was projected when the contracts were executed; and

WHEREAS, in response to the 2028 Olympics, Los Angeles World Airports (LAWA) has extended concessions in Terminals 4, 5, 7 and 8 to allow for consistent operations. In September 2024, URW approached LAWA with a proposal to (1) make improvements to concession areas covered by its agreements, refreshing the guest experience in advance of the Olympics; (2) stabilize the Minimum Annual Guarantee (MAG) to support the economics for concessionaires in response to the impacts of inflation and declining passenger traffic; and (3) revise the Management Fee paid to LAWA to be based on its performance instead of a flat fee that increases annually by CPI; and

WHEREAS, the Amendments were negotiated to ensure that the concessions in the URW-managed terminals will be upgraded prior to the 2028 Olympics and will be provided enough term for the concessionaires and URW to amortize the new investments.[**]

WHEREAS, to provide equity to LAWA, the Terminal Commercial Manager (TCM) Management Fee that LAWA pays to URW will also be revised to remain flat for 36 months before being reinstated July 1, 2028. At that point, the TCM Management Fee will be calculated annually as 1.15% of the prior year’s gross concession sales but will never be less than $2 million; and

WHEREAS, to guarantee a continued revenue stream, the Amendments allow for the assignment of concession agreements to LAWA, enabling URW to give term beyond the expiration of the agreement allowing LAWA to retain the concessionaires once approved by the Board of Airport Commissioners (Board). In addition, to protect LAWA’s rights to maintain the exiting concessions program, the Amendments prohibit URW from transferring the agreements without approval by the Board. All other terms of the agreements remain unchanged; and

WHEREAS, actions taken on this item by the Board will become final pursuant to the provisions of Los Angeles City Charter Section 606;

NOW, THEREFORE, BE IT RESOLVED that the Board of Airport Commissioners adopted the staff report; further adopted staffs determination that this item, involving the issuance of permits, leases,

1 World Way Los Angeles, California 90045-5803 Mail: P.O. Box 92216 Los Angeles, California 90009-2216 Telephone: 855 463 5252 Internet: www.lawa.org

Resolution No. 28175

agreements, gate and space assignments, and renewals, amendments or extensions thereof, or other entitlements granting use of existing airport facilities or its operations, is exempt from the California Environmental Quality Act (CEQA) pursuant to Article III, Class 1 (18)(c) of the Los Angeles City CEQA Guidelines; approved the Tenth Amendment to Concession Agreement LAA-8613 and Eighth Amendment to Concession Agreement LAA-8640, both with URW Airports, LLC, [**] and authorized the Chief Executive Officer, or designee, to execute said Tenth Amendment to Concession Agreement LAA-8613 and Eighth Amendment to Concession Agreement LAA-8640, both with URW Airports, LLC subject to approval by the Los Angeles City Council and approval as to form by the City Attorney.

o0o

I hereby certify that this Resolution No. 28175 is true and correct, as adopted by the Board of Airport Commissioners at its Regular Meeting held on Thursday, May 15, 2025.

Esther N. Alailima Semeatu — Assistant Secretary

BOARD OF AIRPORT COMMISSIONERS

Approved by Los Angeles City Council on July 1, 2025

Board File

No. LAA-8613J

TENTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT
TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT
BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC

This TENTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT, between the City of Los Angeles and URW AIRPORTS, LLC (“Tenth Amendment”), is made and entered into as of July 2, 2025 (“Effective Date of Tenth Amendment”), at Los Angeles, California by and between THE CITY OF LOS ANGELES DEPARTMENT OF AIRPORTS, a municipal corporation (hereinafter referred to as “City”), acting by order of and through its Board of Airport Commissioners (hereinafter referred to as “Board”) and URW AIRPORTS, LLC (“TCM”).

RECITALS

WHEREAS, on March 1, 2012, City and TCM entered into the LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT, which is designated as agreement number LAA-8613, as amended by the (i) First Amendment (ii) Second Amendment, (iii) Third Amendment, (iv) Fourth Amendment, (v) Fifth Amendment, (vi) Sixth Amendment, (vii) Seventh Amendment, (viii) Eighth Amendment, (ix) and Ninth Amendment thereto (as amended, the “Agreement”) for premises at Los Angeles International Airport; and

WHEREAS, TCM has requested City to grant certain economic relief to support current and future Concessionaires as passenger traffic continues to remain below pre COVID-19 pandemic levels; and

WHEREAS the parties wish to amend the Agreement to, among other things, extend the term and suspend any increase in the Minimum Annual Guarantee in return for TCM investing additional capital in the premises and completing renovations prior to the 2028 Los Angeles Olympics;

WHEREAS, to enable Concessionaires to invest additional capital in their concessions’ premises, the parties wish to allow TCM to enter into concession agreements that expire after the Agreement’s Expiration Date, subject to City’s approval;

WHEREAS, concurrently herewith, TCM and the City are executing that certain Eighth Amendment to The Los Angeles International Airport Terminal Commercial Management Concession Agreement, which is designated as agreement number LAA- 8640 (the “Other Agreement”); and

WHEREAS, all capitalized terms not otherwise defined herein shall have the definitions given such terms in the Agreement.

NOW THEREFORE, the parties hereto, for and in consideration of the terms, covenants and conditions hereinafter contained to be kept and performed by the respective parties hereto, do mutually agree that the Agreement, BE AMENDED AS FOLLOWS:

Amendment Section 1. Expiration Date Extension.

The Agreement’s “Expiration Date” is hereby amended to mean June 30, 2038.

Amendment Section 2. Post-Expiration Unit Concession Agreements.

Notwithstanding anything to the contrary in the Agreement, including without limitation Sections 2.3 and 3.3 of the Agreement, a Unit Concession Agreement under the Agreement may have a term that expires after the Expiration Date of the Agreement (“Post-Expiration UCA”), subject to the following conditions:

(a)

City may condition its approval of any Post-Expiration UCA upon a minimum investment amount and completion deadline for work associated with such additional investment. For the avoidance of doubt, the City’s approval of such Post-Expiration UCA shall not by itself be construed as an exercise of its discretion to assume such Post-Expiration UCA pursuant to Amendment Section 2(c) below.

(b)	Within 10 days of the City’s written request, TCM shall request from the Concessionaire(s) of any Post-Expiration UCA an estoppel certificate in a form approved by the City Attorney.
(c)

On or before the expiration of the Agreement, City shall have the option to assume such Post-Expiration UCA as follows: City may, subject to all requirements of applicable law for a direct concession agreement (including Board or City Council approval, if required), assume the Post-Expiration UCA by written notice to TCM and Concessionaire, which assumption shall commence upon the expiration or early termination of the Agreement. For purposes of determining whether Board or City Council approval is required, the term of the agreement shall be calculated from the date of the expiration or termination of the Agreement, whichever is earlier.

(d)

If the CEO exercises his or her discretion to assume the Post-Expiration UCA, then: (i) the Post-Expiration UCA Concessionaire shall recognize and attorn to City as its landlord under the Post-Expiration UCA; (ii) for the term after the Agreement, the form of such Post-Expiration UCA shall be in a form approved by City Attorney for City’s direct concessionaires, and Post-Expiration UCA Concessionaire shall cooperate with City in the execution thereof.

(e)

If the CEO does not provide a written notice of assumption pursuant to Amendment Section 1(c) before the expiration of the Agreement (or within ninety (90) days from the termination), then the CEO shall be deemed to have declined to exercise his or her discretion to assume the Post-Expiration UCA, and the Post-Expiration UCA shall terminate upon the termination or expiration of the Agreement.

(f)

Notwithstanding any assumption by City of a Post-Expiration UCA, TCM shall remain liable for any obligation incurred by TCM under such Post-Expiration UCA. For the avoidance of doubt, City shall not be liable for any obligation incurred by under such Post-Expiration UCA prior to City’s assumption, nor shall City be liable for any obligation incurred by any party other than City.

Amendment Section 3. [**]

[**]

Amendment Section 4. [**]

[**]

[**]

[**]

Amendment Section 5. [**]

[**]

Amendment Section 6. Mid-Term Refurbishments.

Section 7 of the Agreement shall be amended as follows:

A.

The Minimum Mid-Term Refurbishment Amount under Section 7.6.2 shall not be less than [**] The Minimum Mid-Term Refurbishment Amount shall include all Qualified Investment costs, including design and construction costs incurred (subject to Section 9.4(d) of the Agreement) by TCM, but shall exclude any direct or indirect investment(s) by its Concessionaires.

B.

If (i) TCM meets all its obligations under Section 7 of the Agreement, (ii) its total Qualified Investments under this Agreement and the Other Agreement (“Total Qualified Investments”) exceed [**] and (iii) TCM is not under material default under this Agreement and the Other Agreement, then the Expiration Date of the Agreement shall be extended by the CEO by a time period equal to one month for each additional [**] of the Total Qualified Investments in excess of [**] up to a maximum of two (2) years. For purposes of illustration and not limitation, if TCM’s Total Qualified Investments are [**] then the Expiration Date shall be extended by eighteen (18) months for both the Agreement and the Other Agreement.

C.

TCM shall provide the Mid-Term Refurbishment Plan to the CEO on or before June 30, 2025. The CEO shall use best efforts to approve such Mid-Term Refurbishment Plan as soon as possible following receipt.

D.	The Mid-Term Refurbishment Completion Date in Section 7.6 shall be replaced with January 31, 2028.

Amendment Section 7. The Agreement is hereby amended to delete Section 10.3 in its entirety.

Amendment Section 8. Transfer Restriction Expiration

Section 14.1 is hereby deleted and replaced with the following Section 14.1:

“14.1 Transfer Prohibited. TCM shall not, in any manner, directly or indirectly, by operation of law or otherwise, hypothecate, assign, transfer, or encumber this Agreement, the Premises, in whole or in part or any right or privilege appurtenant thereto, or allow any other person (the employees and invitees of TCM and its Concessionaires excepted) to occupy or use the Premises, or any portion thereof (“Transfer”), without the prior written consent of Board, which may be granted, denied or conditioned in Board’s sole discretion. Any written request for consent to a Transfer shall include proposed documentation evidencing such Transfer, name and address of the proposed transferee and the nature and character of the business of the proposed transferee and shall provide current and three (3) years prior financial statements for the proposed transferee, which financial statements shall be audited to the extent available and shall in any event be prepared in accordance with generally accepted accounting principles (collectively, a “Transfer Request”). This Agreement shall not, nor shall any interest therein, be assignable as to the interest of TCM by operation of law without the prior written consent of Board. Notwithstanding anything to the contrary in Sections 14.1 and 14.2, TCM acknowledges that it shall not implement any corporate restructuring, including an equity transfer or a change in control, or any other transfer or reorganization for purpose of circumventing the Transfer restrictions set forth in this Agreement. Any attempted Transfer in violation of this Section shall be void ab initio, shall, at the option of the City, constitute a material Default under this Agreement.”

Amendment Section 9. The Basic Information of the Agreement is hereby amended and restated to conform with the provisions of this Tenth Amendment, to the extent that the provisions in the Basic Information have been modified by the provisions of this Tenth Amendment.

Amendment Section 10. Representations and Warranties. TCM hereby re-certifies all of its representations and warranties under Section 16.42 of the Agreement, including all of its subsections. As a material inducement to City’s entering into this Tenth Amendment, TCM hereby represents, warrants and covenants to City as follows: (1) City is not in default in the performance of City’s obligations under the terms and provisions of the Agreement; (2) City has duly delivered the Premises to TCM in accordance with terms of the Agreement, and there exists no unresolved disputes or claims by TCM in connection with the Agreement (including, without limitation, for items of construction, repair or capital expenditure for which City is liable or obligated to pay for or perform in connection with the Agreement); (3) TCM neither has nor claims any defenses, setoffs or credits against the payment of Rent payable under the Agreement; (4) all known payments due and payable by its Concessionaires, including capital expenditures, rental payments, possessory interest taxes, and other pass-through costs owned to TCM as part of the Unit Concession Agreements, have been paid or otherwise accounted for by TCM; and (5) City shall be entitled to rely on the accuracy of the foregoing representations, warranties and covenants, and TCM hereby releases City from any claims relating to the foregoing matters.

Amendment Section 11. Except as specifically provided herein, this Tenth Amendment shall not in any manner alter, change, modify, or affect any of the rights, privileges, duties, or obligations of either of the parties hereto, under, or by reason of said Agreement, as amended. If there is any conflict between the provisions of this Tenth Amendment and the provisions of the Agreement, the provisions of this Tenth Amendment shall prevail. Whether or not specifically amended by this Tenth Amendment, all terms and provisions of the Agreement are amended to the extent necessary to give effect to the purpose and intent of this Tenth Amendment.

Amendment Section 12. This Tenth Amendment and any other document necessary for the consummation of the transaction contemplated by this Tenth Amendment may be executed in counterparts, including counterparts that are manually executed and counterparts that are in the form of electronic records and are electronically executed. An electronic signature means a signature that is executed by symbol attached to or logically associated with a record and adopted by a party with the intent to sign such a record, including facsimile or e-mail signatures. All executed counterparts shall constitute one amendment, and each counterpart shall be deemed an original. The parties hereby acknowledge and agree that electronic records and electronic signatures, as well as facsimile signatures, may be used in connection with the execution of this Tenth Amendment and electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called PDF format shall be legal and binding and shall have the same full force and effect as if a paper original of this amendment had been delivered that had been signed using a handwritten signature. All parties to this Tenth Amendment (i) agree that an electronic signature, whether digital or encrypted, of a party to this Tenth Amendment is intended to authenticate this writing and to have the same force and effect as a manual signature; (ii) intended to be bound by the signatures (whether original, faxed, or electronic) on any document sent or delivered by facsimile or electronic mail or other electronic means; (iii) are aware that the other party(ies) will rely on such signatures; and, (iv) hereby waive any defenses to the enforcement of the terms of this Tenth Amendment based on the foregoing forms of signature. If this Tenth Amendment has been executed by electronic signature, all parties executing this document are expressly consenting, under the United States Federal Electronic Signatures in Global and National Commerce Act of 2000 (“E-SIGN”) and the California Uniform Electronic Transactions Act (“UETA”) (California Civil Code §1633.1 et seq.), that a signature by fax, e-mail, or other electronic means shall constitute an Electronic Signature to an Electronic Record under both E-SIGN and UETA with respect to this specific transaction.

IN WITNESS WHEREOF, City has caused this Tenth Amendment to be executed on its behalf by the Chief Executive Officer, or his or her authorized signatory, and TCM has caused the same to be executed by its duly authorized officers, all as of the day and year first hereinabove written.

Approved as to form:	CITY OF LOS ANGELES

HYDEE FELDSTEIN SOTO, City Attorney

By:	By:
MICHAEL TY (Jul 2, 2025 12:19 PDT)		Chief Executive Officer
Deputy/Assistant City Attorney		City of Los Angeles, Department of
Date:		Airports

By:
Chief Financial Officer

(SIGNATURE PAGE CONTINUES)

URW AIRPORTS, LLC

By:
Signature

Print Name

Title

ACKNOWLEDGEMENT OF GUARANTOR

The undersigned, URW WEA LLC, (predecessor in interest to WESTFIELD AMERICA, INC., a Missouri corporation) (herein, “Guarantor”), hereby represents, acknowledges, and agrees as follows: (1) Guarantor has been and remains the guarantor of TCM’s obligations under the LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC, LAA-8613, dated March 1, 2012, as amended by that (i) First Amended and Restated Los Angeles International Airport Food & Beverage Concession Agreement (ii) Second Amendment, (iii) Third Amendment, (iv) Fourth Amendment, (v) Fifth Amendment, (vi) Sixth Amendment, (vii) Seventh Amendment, (viii) Eighth Amendment, (ix) and Ninth Amendment thereto (as amended, “Agreement”), pursuant to that certain Concession Guaranty executed concurrently with the execution of the Agreement (the “Guaranty”); (2) Guarantor has reviewed the foregoing TENTH AMENDMENT TO THE LOS ANGELES INTERNATIONAL AIRPORT TERMINAL COMMERCIAL MANAGEMENT CONCESSION AGREEMENT BETWEEN THE CITY OF LOS ANGELES AND URW AIRPORTS, LLC (“Tenth Amendment”); (3) Guarantor approves of TCM’s execution of the Tenth Amendment and agrees with its terms; and (4) the Guaranty is hereby reaffirmed, and the Guaranty is and remains in full force and effect and continues to guarantee the prompt payment and performance by TCM of all of the terms of the Agreement, as amended. This Acknowledgement of Guarantor has been executed as of the date of execution of the Tenth Amendment by TCM.

“GUARANTOR”

URW WEA LLC

a Delaware limited liability company

By:
Signature

Print name

Its: